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                                                                 Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Aeropostale, Inc. (the "Company") on Form S-3 of our report dated March 7, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in method of accounting for goodwill and other intangible assets to conform to Financial Accounting Standards Board Statement No. 142), appearing in the Annual Report on Form 10-K of the Company for the year ended February 1, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is incorporated by reference in this Registration Statement.


/s/ Deloitte & Touche LLP


New York, New York
July 28, 2003